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                                                                    EXHIBIT 99.1


                        DATED THE 2ND DAY OF AUGUST, 2002
                        ---------------------------------








                         MAN SANG INTERNATIONAL LIMITED







                        ---------------------------------

                               SHARE OPTION SCHEME

                        ---------------------------------















                                BAKER & McKENZIE
                           14TH FLOOR HUTCHISON HOUSE
                                    HONG KONG
                           TELEPHONE: (852) 2846-1888
                              FAX: (852) 2845-0476
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                                    CONTENTS


Clause                              Heading                                 Page
------                              -------                                 ----

1.      Definitions and Interpretation....................................    1
2.      Conditions........................................................    3
3.      Duration and Administration.......................................    3
4.      Grant of Option...................................................    3
5.      Subscription Price................................................    5
6.      Exercise of Options...............................................    5
7.      Lapse of Option...................................................    7
8.      Maximum Number of Shares Available for Subscription...............    7
9.      Reorganisation of Capital Structure...............................    9
10.     Share Capital.....................................................    9
11.     Disputes..........................................................    9
12.     Cancellation......................................................    9
13.     Alteration of the Scheme..........................................   10
14.     Termination.......................................................   10
15.     Miscellaneous.....................................................   10
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                         MAN SANG INTERNATIONAL LIMITED

                               SHARE OPTION SCHEME


1.       Definitions and Interpretation

1.1 In this Scheme, the following expressions shall, unless the context otherwise requires, have the following meanings:

         "Adoption Date"            2 August 2002 (the date on which the Scheme
                                    is conditionally adopted by resolution of the shareholders of the Company in general meeting);

         "associate"                has the meaning ascribed thereto in the
                                    Listing Rules;

         "Auditors"                 the auditors for the time being of the
                                    Company;

         "Board" the board of directors of the Company or a duly authorised committee thereof;

         "Board Lot"                the board lot in which Shares are traded on
                                    the Stock Exchange from time to time;

         "Business Day"             a day on which the Stock Exchange is open
                                    for the business of dealing in securities;

         "Bye-Laws"                 the bye-laws of the Company (as amended from
                                    time to time);

         "chief executive"          has the meaning ascribed thereto in the
                                    Listing Rules;

         "Company"                  Man Sang International Limited;

         "Companies Act"            The Companies Act 1981 of Bermuda (as
                                    amended);

         "Companies Ordinance"      the Companies Ordinance (Cap. 32 of the Laws
                                    of Hong Kong);

         "connected person"         has the meaning ascribed thereto in the
                                    Listing Rules;

         "Financial Period"         a year, half-year or other period in
                                    relation to which the Company's consolidated financial statements and accounts are made up;

         "Grant Date"               the date (which shall be a Business Day) on
                                    which the grant of an Option is made to (and subject to acceptance by) a Participant as determined in accordance with Clause 4.3;

         "Grantee"                  any Participant who accepts the grant of any
                                    Option in accordance with the terms of the Scheme or (where the context so permits) a person entitled under the Scheme to exercise any such Option in consequence of the death of the original Grantee;

         "Group"                    the Company and its Subsidiaries;

         "Hong Kong"                the Hong Kong Special Administrative Region
                                    of the People's Republic of China;


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         "Listing Agreement"        the listing agreement between the Company
                                    and the Stock Exchange in relation to the listing of the Shares on the Stock Exchange;

         "Listing Rules"            the Rules Governing the Listing of
                                    Securities on The Stock Exchange of Hong
                                    Kong Limited as amended from time to time;

         "Option" an option to subscribe for Shares granted to (and subject to acceptance by) a Participant pursuant to the Scheme;

         "Option Period"            a period to be notified by the Board to each
                                    Grantee, commencing on the Grant Date or such later date as the Board may decide and expiring on such date as the Board may determine, such period not to exceed ten
                                    (10) years from the Grant Date, and subject to any restrictions that may be imposed by the Board in its discretion;

         "Participant"              any person being an employee, officer,
                                    agent, or consultant of the Company or any Subsidiaries, including any executive or non-executive director of the Company or any Subsidiaries, who satisfies the criteria set out in Clause 4.1;

         "Scheme" this share option scheme in its present or any amended form;

         "Scheme Period"            the period of ten years commencing on the
                                    Adoption Date;

         "Share(s)"                 shares of $0.10 each (or of such other
                                    nominal amount as shall result from a
                                    sub-division or a consolidation of such
                                    shares from time to time) in the capital of the Company;

         "Stock Exchange"           The Stock Exchange of Hong Kong Limited;

         "Subscription Price"       the price per Share at which a Grantee may
                                    subscribe for Shares on the exercise of an Option as described in Clause 5, subject to adjustment in accordance with the Scheme;

         "Subsidiary"               a company which is for the time being and
                                    from time to time a subsidiary (within the meaning of Section 2 of the Companies
                                    Ordinance or Section 86 of the Companies
                                    Act) of the Company whether incorporated in Hong Kong, Bermuda or elsewhere;

         "substantial shareholder"  has the meaning ascribed thereto in the
                                    Listing Rules; and

         "$" Hong Kong dollars, the lawful currency of Hong Kong.

1.2 The purpose of the Scheme is to provide incentives to Participants to contribute to the Group and to enable the Group to recruit high-calibre employees and attract resources that are valuable to the Group.

1.3 In this Scheme any references, express or implied, to statutes, statutory provisions or the Listing Rules shall be construed as references to those statutes, provisions or rules as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes, provisions or rules of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments, other subordinate legislation or practice notes under the relevant statute, provision or rule.

1.4 References to any document (including this Scheme) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.5 References herein to Clauses are to clauses in this Scheme unless the context requires otherwise.


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1.6      References to "persons" shall include individuals, bodies corporate, unincorporated associations and partnerships (which or not having separate legal personality).

1.7 Headings are inserted for convenience only and shall not affect the construction of this Scheme.

1.8 Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.9      In construing this Scheme:

         1.9.1 the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

         1.9.2 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.


2.       Conditions

         This Scheme is conditional upon: (a) the passing by the shareholders of the Company in general meeting of an ordinary resolution to approve the adoption of this Scheme and the termination of the existing share option scheme adopted by the Company on 8 September 1997; and (b) the Listing Committee of the Stock Exchange granting the listing of and permission to deal in, any Shares which may fall to be issued pursuant to the exercise of Options under this Scheme.

3.       Duration and Administration

3.1 Subject to Clause 14, the Scheme shall be valid and effective for the Scheme Period, after which period no further Options will be granted, accepted or exercised but the provisions of the Scheme shall remain in full force and effect in all other respects.

3.2 The Scheme shall be subject to the administration of the Board whose decision (save as otherwise provided herein) shall be final and binding on all parties.

3.3 The Board shall have the power from time to time to make or vary regulations for the administration and operation of the Scheme, provided that the same are not inconsistent with the provisions of the Scheme.

4.       Grant of Option

4.1 On and subject to the terms of the Scheme, the Board shall be entitled at any time and from time to time during the Scheme Period (provided that no Options shall be granted after the expiration of the Scheme Period or after the Scheme has been terminated (if applicable)) to grant (subject to acceptance by the Grantee in accordance with the terms of the Scheme) to any Participant who, the Board may determine in its absolute discretion, has made valuable contribution to the business of the Group, or is regarded as valuable resources of the Group based on his work experience, knowledge in the industry and other relevant factors, and subject to such conditions as the Board may think fit an Option to subscribe for such number of Shares as the Board may determine at the Subscription Price Provided That no such grants shall be made except to such number of Participants and in such circumstances that the Company will not be required under the applicable securities laws and regulations to issue a prospectus or other offer document in respect thereof; and will not result in the breach by the Company or its directors of any applicable securities laws and regulations or in any filing or other requirements arising.

4.2      The Board shall not grant an Option to any Participant:


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         4.2.1    after a price sensitive event in relation to the securities of the Company has occurred or a price sensitive matter in relation to the securities of the Company has been the subject of a decision, until such price sensitive information has been published in the newspapers; or

         4.2.2 within the period commencing one month immediately preceding the earlier of: (a) the date of the Board meeting (as such date is first notified to the Stock Exchange in accordance with the Listing Agreement) for the approval of the Company's interim or annual results for any Financial Period; and (b) the deadline for the Company to publish its interim or annual results announcement for any Financial Period under the Listing Agreement, and ending on the date of such results announcement.

4.3 A grant of an Option shall be made to a Participant by letter (the date of which shall be deemed to be the date on which the grant of an Option (subject to acceptance by the Grantee) is made) in such form as the Board may from time to time determine specifying, inter alia, the number of Shares comprised in and the Option Period in respect of the relevant Option and the Subscription Price and requiring the Participant to undertake to hold the Option on the terms on which it is granted and to be bound by the provisions of the Scheme. The grant shall be personal to the Participant concerned and not transferable and shall remain open for acceptance by the Participant for a period of 28 days from the Grant Date, provided that no such grant shall be open for acceptance after the expiry of the Scheme Period or after the Scheme has been terminated (if applicable).

4.4 An Option shall be regarded as having been accepted when the duplicate of the grant letter, comprising acceptance of the Option, duly signed by the Grantee together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company within the period referred to in Clause 4.3. The remittance shall not be refundable.

4.5 Any grant of an Option may be accepted in respect of less than the total number of Shares in respect of which it is granted, provided that it is accepted in respect of such number of Shares as represents a Board Lot or an integral multiple thereof and such number is clearly stated in the duplicate letter and accepted by the Grantee in the manner specified in Clause 4.4. To the extent that the grant of an Option is not accepted within 28 days from the Grant Date (or such shorter period as is mentioned in Clause 4.3) in the manner indicated in Clause 4.4, the grant will be deemed to have been irrevocably declined and shall lapse.

4.6 Where any grant of Options is proposed to be made to a Participant who is a director, chief executive or substantial shareholder of the Company, or any of their respective associates, such grant must first be approved by all the independent non-executive directors of the Company (in each case excluding any independent non-executive director who is the proposed Grantee of such Options).

4.7 Without prejudice to the generality of Clause 4.6, where any grant of Options is proposed to be made to a Participant who is a substantial shareholder or an independent non-executive director of the Company, or any of their respective associates, which would result in the Shares issued and which may fall to be issued upon the exercise of all options already granted and to be granted (including options exercised, cancelled and outstanding) to such person under the Scheme and any other share option scheme(s) of the Company and/or any Subsidiaries in the 12-month period up to and including the proposed Grant Date for such Options:

         4.7.1 representing in aggregate over 0.1 per cent. (0.1%) of the number of Shares then in issue; and

         4.7.2 having an aggregate value, based on the closing price of the Shares as stated in the Stock Exchange's daily quotations sheets on each relevant date on which the grant of such options is made to (and subject to acceptance by) such person under the relevant scheme, in excess of $5 million, then such grant of Options must first be approved by the shareholders of the Company in general meeting at which meeting all the connected persons of the Company shall abstain from voting on the relevant resolution, except that any such connected person may vote against the relevant resolution at the general meeting provided that his intention to do so has been stated in the circular required to be issued


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         pursuant to the Listing Rules. Any vote taken at the meeting to approve the proposed grant of such Options must be taken on a poll.

4.8 Any proposed change in the terms of Options granted to a Participant who is a substantial shareholder or an independent non-executive director of the Company, or any of their respective associates, must first be approved by the shareholders of the Company in general meeting at which meeting all the connected persons of the Company shall abstain from voting on the relevant resolution, except that any such connected person may vote against the relevant resolution at the general meeting provided that his intention to do so has been stated in the circular required to be issued pursuant to the Listing Rules. Any vote taken at the meeting to approve the proposed change to the terms of such Options must be taken on a poll.

5.       Subscription Price

         The Subscription Price shall be determined by the Board and notified to a Participant at the time the grant of the Option(s) (subject to any adjustments made pursuant to Clause 9) is made to (and subject to acceptance by) the Participant and shall be at least the highest of:
         (a) the closing price of the Shares as stated in the Stock Exchange's daily quotations sheets on the Grant Date, which must be a Business Day; (b) the average closing price of the Shares as stated in the Stock Exchange's daily quotations sheets for the five Business Days immediately preceding the Grant Date; and (c) the nominal value of the Shares.

6.       Exercise of Options

6.1 An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, assign, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option or purport to do any of the foregoing. Any breach of the foregoing shall entitle the Company to cancel any outstanding Option, or any part thereof, in favour of such Grantee.

6.2 An Option may be exercised in whole or in part (but if in part only, in respect of a Board Lot or an integral multiple thereof) in the manner provided in Clause 6 by the Grantee (or, as the case may be, by his legal personal representative(s)) giving notice in writing to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given. For the purposes of determining the date on or by which an Option is or has been exercised under the Scheme, an Option shall be regarded as exercised when a duly completed notice of exercise complying with the terms of the Scheme, accompanied by the appropriate remittance, where necessary, has actually been received by the Company. Within 28 days after receipt of the notice and the remittance and, where appropriate, receipt of the independent financial adviser's or the Auditors' confirmation pursuant to Clause 9, the Company shall allot the relevant Shares to the Grantee credited as fully paid and issue to the Grantee a share certificate in respect of the Shares so allotted.

6.3 Subject as hereinafter provided in this Scheme, the Option may be exercised by the Grantee at any time during the Option Period Provided
         That:

         6.3.1 in the event of the Grantee ceasing to be an employee (including any executive director), officer (including any non-executive director), agent, consultant or representative of the Company or any Subsidiaries for any reason, other than his death, ill health, disability or insanity or the termination of his employment, office, agency, consultancy or representation on one or more of the grounds specified in Clause 7.5, the Grantee may exercise the Option up to his entitlement (or where the Option Period has not yet commenced, prospective entitlement under the Option) at the date of cessation (to the extent not already exercised) from the later of the date of commencement of the Option Period and the date of such cessation until whichever is the earlier of the date of expiry of the Option Period or the last day of the period of 1 month (or such longer period as the Board may determine) following the later of the date of commencement of the Option Period and the date of such cessation, which date shall be the last actual day of


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                  employment, office, agency, consultancy or representation with the Company or the relevant Subsidiary whether payment in lieu of notice is made or not (if applicable);

         6.3.2 in the event of the Grantee ceasing to be an employee (including any executive director), officer (including any non-executive director), agent, consultant or representative of the Company or any Subsidiaries by reason of death, ill health, disability or insanity and none of the events which would be a ground for termination of his employment, office, agency, consultancy or representation specified in Clause 7.5 has occurred, the Grantee or the legal personal representative(s) of the Grantee shall be entitled after commencement of the Option Period until the last day of the period of 12 months from the date of cessation (or such longer period as the Board may determine) to exercise the Option (to the extent not already exercised) in full or to the extent specified in the notice to exercise such Option;

         6.3.3 subject to Clause 6.3.2, if a general offer to acquire Shares (whether by takeover offer, merger, privatisation proposal by scheme of arrangement between the Company and its members or otherwise in like manner) is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in concert with the offeror) and such offer, having been approved in accordance with applicable laws and regulatory requirements, becomes or is declared unconditional, the Grantee (or his legal personal representative(s)) shall , even though the Option Period has not yet commenced, be entitled to exercise the Option (to the extent not already exercised) at any time until whichever is the earlier of the date of expiry of the Option Period or the last day of the period of 1 month after the date on which the offer becomes or is declared unconditional, after which the Option shall lapse;

         6.3.4 in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind up the Company, the Company shall forthwith after it despatches such notice to each member of the Company give notice thereof to all Grantees (such notice to specify the record date for ascertaining entitlements to attend and vote at the proposed general meeting, together with a notice of the existence of the provisions of this Clause) and thereupon, each Grantee (or his legal personal representative(s)) shall, even if the Option Period has not yet commenced, be entitled to exercise all or any of his Options at any time not later than two Business Days prior to the record date for ascertaining entitlements to attend and vote at the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and, in any event, no later than the record date for ascertaining entitlements to attend and vote at the proposed general meeting referred to above, allot the relevant Shares to the Grantee credited as fully paid.

6.4 The right to exercise an Option is not subject to or conditional upon the achievement of any performance target.

6.5 The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the Bye-Laws and will rank pari passu with the fully paid Shares in issue on the date of allotment or, if that date falls on a day when the register of members of the Company is closed, the first day of the reopening of the register of members and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of allotment or, if that date falls on a day when the register of members of the Company is closed, the first day of the reopening of the register of members, other than any dividend or other distribution previously declared or recommended or resolved to be paid or made with respect to a record date which shall be before the date of allotment, or, if later, before the date of registration of the allotment in the register of members of the Company.

6.6 A Share issued upon the exercise of an Option shall not carry any voting rights until the registration of the Grantee (or any other person) as the holder thereof.

6.7 For the purposes of Clause 6.3.1 a Grantee shall not be regarded as ceasing to be an employee (including any executive director), officer (including any non-executive director), agent, consultant or


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         representative of the Company or any Subsidiaries if he ceases to hold a position of employment, office, agency, consultancy or representation with the Company or any particular Subsidiary but at the same time he takes up a different position of employment, office, agency, consultancy or representation with the Company or another Subsidiary, as the case may be.

7.       Lapse of Option

         An Option shall lapse automatically (to the extent not already exercised) on the earliest of:

7.1      save as provided in Clause 6.3.2, the expiry of the Option Period;

7.2 the expiry of any of the other periods referred to in Clause 6.3.1, 6.3.2, or 6.3.3;

7.3 subject to Clause 6.3.4, the earliest of the close of business on the second Business Day prior to the record date for ascertaining entitlements to attend and vote at the general meeting referred to in Clause 6.3.4 or the date of commencement of the winding-up of the Company;

7.4 save as otherwise provided in Clause 6.3.3 or by the Court in relation to the scheme in question, upon the sanctioning pursuant to the Companies Act by the Supreme Court of Bermuda of a compromise or arrangement between the Company and its members or creditors for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies;

7.5 the date on which the Grantee ceases to be an employee (including any executive director), officer (including any non-executive director), agent, consultant or representative of the Company or any Subsidiaries by reason of the termination of his employment, office, agency, consultancy or representation on any one or more of the grounds that he has been guilty of misconduct, or has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his creditors generally, or has been convicted of any criminal offence involving his integrity or honesty or (if so determined by the Board) on any other ground on which an employer or principal would be entitled to terminate his employment, office, agency, consultancy or representation at common law or pursuant to any applicable laws or under the Grantee's service contract, terms of office, or agency, consultancy, or representation agreement or arrangement with the Company or the relevant Subsidiary. A resolution of the Board or the board of directors of the relevant Subsidiary to the effect that the employment, office, agency, consultancy or representation of a Grantee has or has not been terminated on one or more of the grounds specified in this Clause 7.5 or that one or more of the grounds specified in this Clause 7.5 has arisen in respect of the employment, office, agency, consultancy or representation of a Grantee shall be conclusive and binding on the Grantee and, where appropriate, the Grantee's legal personal representative(s);

7.6 where the Grantee commits a breach of Clause 6.1, the date on which the Board shall exercise the Company's right to cancel the Option.

8.       Maximum Number of Shares Available for Subscription

8.1 The limit on the total number of Shares which may be issued upon exercise of all outstanding Options granted and yet to be exercised under the Scheme, together with all outstanding options granted and yet to be exercised under any other share option scheme(s) of the Company and/or any Subsidiaries, must not exceed 30 per cent. (30%) of the number of issued Shares from time to time. No Options may be granted if such grant will result in the said 30-per cent. limit being exceeded. Options lapsed or cancelled in accordance with the terms of the Scheme or any other share option scheme(s) of the Company and/or any Subsidiaries shall not be counted for the purpose of calculating the said 30-per cent. limit.

8.2      Subject always to the overall limit provided in Clause 8.1:


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         8.2.1    Subject to Clauses 8.2.2 and 8.2.3, the total number of Shares which may be issued upon exercise of all Options to be granted, together with all options to be granted under any other share option scheme(s) of the Company and/or any Subsidiaries, must not represent more than 10 per cent. (10%) of the nominal amount of all the issued Shares as at the Adoption Date (that is, 75,187,093 Shares (or such number of shares as shall result from a sub-division or a consolidation of such 75,187,093 Shares from time to time)), and (unless approved pursuant to Clause 8.2.3) no Options may be granted if such grant will result in the said 10-per cent. limit being exceeded. Options lapsed in accordance with the terms of the Scheme or any other share option scheme(s) of the Company and/or any Subsidiaries shall not be counted for the purpose of calculating the said 10-per cent. limit.

         8.2.2 The Listing Rules provide that the Company may seek approval by its shareholders in general meeting for "refreshing" the 10 per cent. limit under the Scheme in accordance with the provisions of the Listing Rules. Accordingly, if the prior approval of the shareholders of the Company in general meeting is obtained in accordance with the relevant procedural requirements of the Listing Rules to "refresh" the 10-per cent. limit provided in Clause 8.2.1 (the "Original Limit") or to further "refresh" a 10-per cent. limit previously "refreshed" as provided in this Clause 8.2.2 (the "Previous Refreshed Limit") by approving a new limit (the "New Refreshed Limit") on the total number of Shares which may be issued upon exercise of all Options to be granted, together with all options to be granted under any other share option scheme(s) of the Company and/or the Subsidiary, then with effect from the date of such shareholders' approval (the "Refresher Date"), the New Refreshed Limit shall apply (subject to Clause 8.2.3) but the relevant "refreshed" limit (being the Original Limit or the Previous Refreshed Limit, as the case may be) shall not apply, in respect of Options to be granted to (and subject to acceptance by) a Participant on or after the Refresher Date Provided That the New Refreshed Limit must not exceed 10 per cent. (10%) of the number of issued Shares as at the Refresher Date, and (unless approved pursuant to Clause 8.2.3) no Options may be granted to (and subject to acceptance
                  by) a Participant on or after the Refresher Date if such grant will result in the New Refreshed Limit being exceeded. Options granted to (and subject to acceptance by) a Participant prior to the Refresher Date under the Scheme or any other share option scheme(s) of the Company and/or any Subsidiaries (including those outstanding, cancelled or lapsed in accordance with the Scheme or such other scheme(s) of the Company and/or any Subsidiaries and those that have been exercised) shall not be counted for the purpose of calculating the New Refreshed Limit.

         8.2.3 The Listing Rules provide that the Company may seek separate approval by its shareholders in general meeting for granting options beyond the 10 per cent. limit under the Scheme in accordance with the provisions of the Listing Rules. Accordingly, if the prior approval of the shareholders of the Company in general meeting is obtained in accordance with the relevant procedural requirements of the Listing Rules, the Board may grant Options to such Participants in respect of such number of Shares and on such terms as may be specified in the said shareholders' approval, notwithstanding that such grant of Options will result in any of the 10-per cent. limits referred to in Clauses 8.2.1 and 8.2.2 being exceeded.

8.3 Subject as hereinafter provided in this Clause 8.3, no Participant shall be granted an Option which, if accepted and exercised in full, would result in such Participant becoming entitled to subscribe for such number of Shares as, when aggregated with the total number of Shares already issued and which may be issued upon exercise of all Options granted and to be granted to him, together with all options granted and to be granted to him under any other share option scheme(s) of the Company and/or any Subsidiaries, within the 12-month period immediately preceding the proposed Grant Date (including exercised, cancelled and outstanding options), would exceed one per cent. (1%) of the number of Shares in issue as at the proposed Grant Date. If the prior approval of the shareholders of the Company in general meeting is obtained, in accordance with the relevant procedural requirements of the Listing Rules, at which meeting such Participant and his associates shall abstain from voting on the relevant resolution, the Board may grant Options to such Participant in respect of such number of Shares and on such terms as may be specified in the said shareholders' approval, notwithstanding that such grant of Options will result in the said one-per cent. limit being exceeded. For the purpose of this Clause 8.3, "associate" shall have the meaning ascribed to it in Rule 1.01 of the Listing Rules in relation to any


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         director, chief executive or substantial shareholder (being an individual).

9.       Reorganisation of Capital Structure

         Subject to Clauses 8.1, 8.2 and 8.3, in the event of any capitalisation issue, rights issue, consolidation, sub-division or reduction of the share capital of the Company (other than an issue of Shares as consideration in respect of a transaction) whilst an Option remains outstanding in that it is granted and yet to be exercised (and has not lapsed or been cancelled), corresponding adjustments (if any) shall be made in:

         9.1.1    the number of Shares subject to the Scheme;

         9.1.2    the number of Shares subject to outstanding Options;

         9.1.3 the Subscription Price in relation to each outstanding Option; and/or

         9.1.4    the method of exercise of the Options,

         Provided That any such adjustments shall be made such that the proportion of the issued share capital of the Company to which an Option entitles the Grantee to subscribe after such adjustment must be the same as that to which the Option entitled the Grantee to subscribe immediately before such adjustment, but so that no such adjustment shall be made to the extent that the effect of such adjustment would be to enable any Share to be issued at less than its nominal value. In respect of any adjustment required by this Clause 9, other than any made on a capitalisation issue, an independent financial adviser or the Auditors must also confirm to the Board in writing that the adjustments satisfy the foregoing proviso. The capacity and role of the independent financial adviser or the Auditors pursuant to this Clause 9 is that of experts and not of arbitrators and their confirmation shall (in the absence of manifest error) be final and binding on the Company and the Grantees. The costs of the independent financial adviser or the Auditors shall be borne by the Company.

10.      Share Capital

         The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company. Subject thereto the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.

11.      Disputes

         Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Auditors who shall act as experts and not as arbitrators and whose decision shall be final and binding.

12.      Cancellation

12.1 The Board may effect the cancellation of any Options granted but not exercised on such terms as may be agreed with the relevant Grantee, as the Board may in its absolute discretion see fit and in a manner that complies with all applicable legal requirements for such cancellation.

12.2 Where the Company cancels any Options granted but not exercised and grants new Options to the same Grantee, such grant of new Options may only be made under the Scheme if there is available unissued Options (excluding the cancelled Options) within each of the 10-per cent. limits as referred to in Clauses 8.2.1 and 8.2.2.


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
13.      Alteration of the Scheme

13.1 Subject to Clauses 13.2, 13.3, 13.4 and 13.5, the Scheme may be altered in any respect by resolution of the Board except that the provisions of the Scheme as to:

         13.1.1 the definitions of "Grantee", "Option Period" "Participant" and "Scheme Period" in Clause 1.1; and

         13.1.2   the provisions of Clauses 1.2, 3.1, 4.1, 4.3, 4.4, 4.6, 4.7,
                  4.8, 5, 6, 7, 8, 9, 12, 14 and this Clause 13

         shall not be altered to the advantage of Participants unless with the prior sanction of a resolution of the shareholders of the Company in general meeting.

13.2 No such alteration as referred to in Clause 13.1 shall operate to affect adversely the terms of issue of any Option granted to any Participant for acceptance prior to such alteration, except with the consent or sanction of such majority of the Grantees as would be required of the shareholders of the Company under the Bye-Laws for a variation of rights attached to the Shares.

13.3 Any alterations to the terms and conditions of the Scheme which are of a material nature or any change to the terms of Options granted must first be approved by the shareholders of the Company in general meeting, except where such alterations take effect automatically under the existing terms of the Scheme.

13.4 The amended terms of the Scheme or the Options must still comply with the relevant requirements of Chapter 17 of the Listing Rules.

13.5 Any change to the authority of the Board in relation to any alteration to the terms of the Scheme must first be approved by the shareholders of the Company in general meeting.

14.      Termination

         The Company by resolution passed at a general meeting of its shareholders or at a meeting of the Board may at any time terminate the operation of the Scheme and in such event no further Options will be granted or accepted but the provisions of the Scheme shall remain in force in all other respects. All Options granted and accepted prior to such termination and not then exercised shall continue to be valid and exercisable subject to and in accordance with the Scheme.

15.      Miscellaneous

15.1 The Company shall bear the costs of establishing and administering the Scheme.

15.2 The Scheme shall not form part of any contract of employment, office, agency, consultancy or representation between the Company or any Subsidiaries and any Participant and the rights and obligations of any Participant under the terms of his employment, office, agency, consultancy or representation shall not be affected by his participation in the Scheme or any right which he may have to participate in it and the Scheme shall afford such a Participant no additional rights to compensation or damages in consequence of the termination of such employment, office, agency, consultancy or representation for any reason.

15.3 The Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or, other than in relation to the rights


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
         attached to the Options themselves, give rise to any cause of action at law or in equity against the Company.

15.4 A Grantee shall be entitled to receive for information only copies of all notices and other documents sent by the Company to holders of Shares generally.

15.5 Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong or as notified to the Grantees from time to time and, in the case of the Grantee, his address in Hong Kong as notified to the Company from time to time.

15.6     Any notice or other communication served:

         15.6.1 by the Company shall, if served by post, be deemed to have been served 24 hours after the same was put in the post or, if delivered by hand, be deemed to be served when delivered; and

         15.6.2 by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

15.7 A Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his participation in the Scheme.

15.8 A Grantee shall pay all taxes and discharge all other liabilities to which he may become subject as a result of his participation in the Scheme or the exercise of any Option.

15.9 A Grantee who is a director of the Company may, subject to and in accordance with the Bye-laws and subject as herein otherwise provided, notwithstanding his interest, vote on any Board resolution concerning the Scheme (other than in respect of his own participation therein) and may retain any benefits under the Scheme.

15.10 The Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of Hong Kong.


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